Exhibit 3.1
0239852.09 dcornish AMD Alison Lundergan Grimes Kentucky Secretary of State Received and Filed: 4/14/2016 1:59 PM Fee Receipt: $5,640.00

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
FOR
PORTER BANCORP, INC.

Porter Bancorp, Inc. files these Articles of Amendment pursuant to KRS 271B.6-020.

1.            The name of the corporation is Porter Bancorp, Inc. (the “Corporation”).

2.            Pursuant to KRS 271B.10-020, these Articles of Amendment amend Article III of the Corporation’s Amended and Restated Articles to increase the number of Non-Voting Common Shares from 7,200,000 shares to 10,000,000 shares. As amended, Article III shall read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue shall be 36,200,000 shares, without par value, which shall be comprised of:  (a) 28,000,000 Common Shares (“Common Shares”); (b) 10,000,000 shares of non-voting Common Shares (“Non-Voting Common Shares”); and (c) 1,000,000 Preferred Shares (“Preferred Shares”) with such preferences, limitations and relative rights as may be determined by the Corporation’s board of directors (the “Board of Directors”) pursuant to Article IV and which may be divided into and issued in series.

Of the 1,000,000 authorized Preferred Shares, (i) 6,197 shares have been designated as Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E; and (ii) 4,303 shares have been designated as Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F.

3.           The amendment to Article III to increase the number of Non-Voting Common Shares that the Corporation is authorized to issue was duly adopted by the vote of the holders of the Common Shares on May 16, 2012. Of the 10,850,710.03 Common Shares indisputably represented at the May 16, 2012 meeting, 10,072,606.86 shares voted for the amendment, 776,738.17 voted against and 1,365 abstained.

4.           The amendment to Article III to increase the number of Non-Voting Common Shares that the Corporation is authorized to issue was duly adopted by the written consent of the sole holder of the Non-Voting Common Shares on March 30, 2016.

5.           The number of votes cast for the amendment by each voting group entitled to vote thereon was sufficient for approval by that voting group.

6.           The foregoing amendment will be effective upon filing the Articles of Amendment with the Secretary of State of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 14th day of April, 2016.

PORTER BANCORP, INC.

By:	/s/ John T Taylor
Name:	John T Taylor
Title:	President and Chief Executive Officer